SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2004

HEALTHETECH, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-49871	77-0478611
(Commission File No.)	(IRS Employer Identification No.)

523 Park Point Drive, 3rd Floor

Golden, Colorado 80401

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 526-5085

Item 5. Other Events.

On December 22, 2003, Malacca International Corporation, a subsidiary of Microlife Corporation, filed suit against us in the United States District Court for the District of Colorado alleging breach of contract in connection with our International Distribution Agreement dated March 19, 2002. The complaint alleges that HealtheTech, Inc. (the “Company”) breached the agreement by failing to maintain Microlife’s exclusivity and failed to have product available for distribution and seeks rescission of the Agreement or an injunction and monetary damages. Microlife also seeks an injunction prohibiting the Company from providing product to other distributors serving the markets covered by the agreement. We believe that we have meritorious defenses and that the specified claims are without merit and intend to vigorously contest this lawsuit. On February 2, 2004, the Company filed its answer denying the material allegation in Malacca’s complaint and asserted counterclaims against both Malacca and Microlife for breach of contract and unjust enrichment.

While management currently believes that resolving this matter will not have a material adverse impact on the Company’s financial position or its results of operations, litigation is subject to inherent uncertainties and management’s view of these matters may change in the future. Were an unfavorable final outcome to occur, there exists the possibility of a material adverse impact on the Company’s financial position and the results of operations for the period in which the effect becomes reasonably estimable.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits.

99.1	HealtheTech, Inc. press release dated February 17, 2004.

Item 9. Regulation FD Disclosure.

On February 6, 2004 and February 13, 2004, Khalid Al-Mansour and Charles P. Rothstein, respectively, resigned their positions as Directors of the Company. Each of Messrs. Al-Mansour and Rothstein voluntarily resigned and neither had any disagreements with the Company on any matters relating to the Company’s operations, policies or practices.

Item 12. Results of Operations and Financial Condition.

On February 17, 2004, the Company issued a press release announcing its financial results for the fourth quarter and fiscal year ended December 31, 2003. A copy of the press release is furnished to the United States Securities and Exchange Commission (the “Commission”) with this current report on Form 8-K as an exhibit.

The information provided pursuant to Items 9 and 12 of this current report, including Exhibit 99.1, is being furnished pursuant to such Items and shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. Such information shall not be incorporated by reference into any registration statement or other document pursuant to the Exchange Act or the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HEALTHETECH, INC.

Dated: February 17, 2004	By:	/s/ James W. Dennis
James W. Dennis
Chairman and Chief Executive Officer

Exhibit Index

99.1	HealtheTech, Inc. press release dated February 17, 2004.